Exhibit 99.1
— Travelport Announces First Quarter 2010 Results —
NEW YORK, NY, May 6, 2010 — Travelport Limited, the parent company of the Travelport group of companies, today announced its financial results for the first quarter ended March 31, 2010.
First Quarter 2010 Summary:
•	Net Revenue of $581 million, a 5% increase over first quarter 2009

•	Operating Income of $60 million, a 5% increase over first quarter 2009

•	Adjusted EBITDA of $139 million, a 2% increase over first quarter 2009
Commenting on the performance for the period, Travelport CEO and President, Jeff Clarke, stated: “I am pleased with Travelport’s performance in the quarter. We made key strategic investments while delivering a 5% increase in net revenue and 9% growth in Adjusted EBITDA, on a constant currency basis, compared to the first quarter of 2009. Our transaction volumes continued the recovery that began in the final quarter of 2009, and despite recent travel disruptions caused by the volcanic ash cloud, we are on track to achieve our previous expectations for revenue and profits for the full year 2010.”
Travelport Consolidated
($ in millions)

	Q1 2010	Q1 2009	Change	% Change
Net Revenue	$581	$553	$28	5%
Operating Income	$60	$57	$3	5%
Adjusted EBITDA	$139	$136	$3	2%
Travelport generated Net Revenue of $581 million and Operating Income of $60 million for the first quarter of 2010, representing a 5% and 5% increase, respectively, compared to the prior year. Travelport achieved Adjusted EBITDA of $139 million for the three months ended March 31, 2010, representing an increase of 2% compared to the prior year. Travelport used net cash in operating activities of $27 million in the first quarter of 2010, compared to $9 million in the prior year.
Financial Highlights First Quarter 2010
GDS
($ in millions)

	Q1 2010	Q1 2009	Change	% Change
Net Revenue	$536	$511	$25	5%
Segment EBITDA	$151	$152	$(1)	(1)%
Segment Adjusted EBITDA	$153	$161	$(8)	(5)%
Net Revenue and Segment EBITDA for the GDS business were $536 million and $151 million, respectively, for the first quarter of 2010, representing a 5% increase in Net Revenue and a decrease of 1% in Segment EBITDA compared to the first quarter of 2009. Segment Adjusted EBITDA for our GDS business was $153 million for the first quarter of 2010, a 5% reduction as compared to the first quarter of 2009. Increased Net Revenue resulted from a 6% increase in segments as compared to the first quarter of 2009, a 1% increase in average revenue per segment and a $5 million reduction in Airline IT Solutions revenue. GDS direct costs, comprising agency commissions, increased $33 million, or 17%, as a result of the increase in segments, an increase in the average rate of agency commissions and unfavorable movements in foreign exchange rates. Operating expenses for GDS, excluding agency commissions, remained flat compared to the first quarter of 2009.

GTA
($ in millions)

	Q1 2010	Q1 2009	Change	%Change
Net Revenue	$45	$42	$3	7%
Segment EBITDA	$(2)	$(11)	$9	*
Segment Adjusted EBITDA	$(3)	$(10)	$7	*

*	Not meaningful
Net Revenue and Segment EBITDA for the GTA business were $45 million and $(2) million, respectively, for the first quarter of 2010. Segment Adjusted EBITDA for GTA for the first quarter of 2010 was $(3) million, representing a $7 million improvement compared to the first quarter of 2009. Total Transaction Value (“TTV”) increased 19% in the quarter primarily due to 10% growth in the number of room nights and favorable exchange rate movements. Net Revenue increased 7% in the quarter due to the increase in TTV, partially offset by lower margin on sales. GTA direct costs, comprising transactions where GTA takes inventory risk, remained flat at $3 million. Operating expenses for GTA decreased $4 million, or 9%, compared to the first quarter of 2009 primarily due to a reduction in bad debt expense.
Corporate
Travelport incurred adjusted corporate costs, which exclude the impact of certain non-recurring items, of $11 million for the first quarter of 2010, $4 million less than the first quarter of 2009.
During the quarter, Travelport used $27 million in cash for operations, an $18 million increase over the same period in 2009. This increase is attributable to fluctuations in our collection cycle and trading volumes. During the quarter, Travelport used $169 million for investment, including $50 million for newly-issued common shares of Orbitz Worldwide and $114 million in cash to fund fixed assets additions, including software and equipment acquired under a material modification to our agreement with IBM. The investments were funded in part through $100 million borrowed under our revolving credit facility.
Travelport’s net debt at March 31, 2010 was $3,596 million, which comprised debt of $3,703 million less $107 million in cash and cash equivalents.
Orbitz Worldwide
Travelport Limited currently owns approximately 48% of the outstanding equity of Orbitz Worldwide. Travelport accounts for its investment in Orbitz Worldwide under the equity method of accounting. During the first quarter of 2010, Travelport recorded $3 million in losses from its investment in Orbitz Worldwide.
Conference Call/Webcast
The Company’s first quarter 2010 earnings conference call will be accessible to the media and general public via live Internet Webcast today beginning at 11:00 a.m. (ET), and through a limited number of listen-only, dial-in conference lines. The Webcast will be available through the Investor Center section of the Company’s Web site at www.travelport.com. To access the call through a conference line dial: +44 (0)20 7138 0833, UK Toll; 0800 901 2160, UK Toll Free; +1 718 354 1153, USA Toll; 1866 602 0258, USA Toll Free, beginning at least 10 minutes prior to the scheduled start of the call. Please quote the confirmation code 5774833 or Travelport. A replay of the conference call will be available May 6, 2010 from 14.00 U.S. Eastern Time, through May 20, 2010. To access the replay, dial: +44 (0)20 7111 1244, UK Toll/International Toll; +1 347 366 9565, USA Toll. Please quote the confirmation code 5774833 or Travelport.

About Travelport
Travelport is a broad-based business services company and a leading provider of critical transaction processing solutions to companies operating in the global travel industry. Travelport is comprised of the global distribution system (GDS) business that includes the Worldspan and Galileo brands; GTA, a leading global, multi-channel provider of hotel and ground services and Airline IT Solutions, which hosts mission critical applications and provides business and data analysis solutions for major airlines. With 2009 revenues of $2.2 billion, Travelport operates in 160 countries and has approximately 5,400 employees.
Travelport also owns approximately 48% of Orbitz Worldwide (NYSE: OWW), a leading global online travel company. Travelport is a private company owned by The Blackstone Group, One Equity Partners, Technology Crossover Ventures and Travelport management.
Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.
Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: the impact that our outstanding indebtedness may have on the way we operate our business; factors affecting the level of travel activity, particularly air travel volume, including security concerns, general economic conditions, natural disasters and other disruptions; general economic and business conditions in the markets in which we operate, including fluctuations in currencies; pricing, regulatory and other trends in the travel industry; our ability to obtain travel supplier inventory from travel suppliers, such as airlines, hotels, car rental companies, cruise lines and other travel suppliers; our ability to develop and deliver products and services that are valuable to travel agencies and travel suppliers; risks associated with doing business in multiple countries and in multiple currencies; maintenance and protection of our information technology and intellectual property; the impact on supplier capacity and inventory resulting from consolidation of the airline industry; financing plans and access to adequate capital on favorable terms; our ability to achieve expected cost savings from our efforts to improve operational efficiency and our ability to maintain existing relationships with travel agencies and tour operators and to enter into new relationships. Other unknown or unpredictable factors also could have material adverse effects on our performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Except to the extent required by applicable securities laws, the Company undertakes no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.
This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained below.
INVESTOR CONTACT:
Keith Russell, Head of Investor Relations, +44 7775 788659, or keith.russell@travelport.com

TRAVELPORT LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
(in $ millions)	2010	2009
Net revenue	581	553

Costs and expenses
Cost of revenue	311	278
Selling, general and administrative	151	150
Restructuring charges	1	6
Depreciation and amortization	58	62

Total costs and expenses	521	496

Operating income	60	57
Interest expense, net	(66)	(66)

Loss from operations before income taxes and equity in losses of investment in Orbitz Worldwide	(6)	(9)
Provision for income taxes	(12)	—
Equity in losses of investment in Orbitz Worldwide	(3)	(161)

Net loss	(21)	(170)
Less: Net income attributable to non-controlling interest in subsidiaries	—	(1)

Net loss attributable to the Company	(21)	(171)

TRAVELPORT LIMITED
SEGMENT EBITDA
(unaudited)
     The Company’s presentation of Segment EBITDA may not be comparable to similarly titled measures used by other companies.

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
(in $ millions)	2010	2009
GDS
Net revenue	536	511
Segment EBITDA	151	152
GTA
Net revenue	45	42
Segment EBITDA	(2)	(11)

Combined Totals
Net revenue	581	553
Segment EBITDA	149	141
Reconciling items:
Corporate and unallocated	(31)	(22)
Interest expense, net	(66)	(66)
Depreciation and amortization	(58)	(62)

Loss from operations before income taxes and equity in losses of investment in Orbitz Worldwide	(6)	(9)

TRAVELPORT LIMITED
CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31,	December 31,
(in $ millions)	2010	2009
Assets
Current assets:
Cash and cash equivalents	107	217
Accounts receivable (net of allowances for doubtful accounts of $43 and $59)	407	346
Deferred income taxes	22	22
Other current assets	143	156

Total current assets	679	741
Property and equipment, net	552	452
Goodwill	1,272	1,285
Trademarks and tradenames	413	419
Other intangible assets, net	1,134	1,183
Investment in Orbitz Worldwide	111	60
Non-current deferred income tax	2	2
Other non-current assets	205	204

Total assets	4,368	4,346

Liabilities and equity
Current liabilities:
Accounts payable	138	139
Accrued expenses and other current liabilities	814	765
Current portion of long-term debt	21	23

Total current liabilities	973	927
Long-term debt	3,682	3,640
Deferred income taxes	129	143
Other non-current liabilities	226	228

Total liabilities	5,010	4,938

Commitments and contingencies
Shareholders’ equity:
Common shares $1.00 par value; 12,000 shares authorized; 12,000 shares issued and outstanding	—	—
Additional paid in capital	1,006	1,006
Accumulated deficit	(1,664)	(1,643)
Accumulated other comprehensive income	1	30

Total shareholders’ equity	(657)	(607)
Equity attributable to non-controlling interest in subsidiaries	15	15

Total equity	(642)	(592)

Total liabilities and equity	4,368	4,346

TRAVELPORT LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
(in $ millions)	2010	2009
Operating activities
Net loss	(21)	(170)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	58	62
Provision for bad debts	—	5
Amortization of debt finance costs	4	4
Loss (gain) on interest rate derivative instruments	2	(5)
Loss (gain) on foreign exchange derivative instruments	1	(3)
Equity in losses of investment in Orbitz Worldwide	3	161
FASA liability	(5)	(8)
Deferred income taxes	(2)	(2)
Changes in assets and liabilities, net of effects from acquisitions and disposals
Accounts receivable	(72)	(21)
Other current assets	1	6
Accounts payable, accrued expenses and other current liabilities	4	(32)
Other	—	(6)

Net cash used in operating activities	(27)	(9)

Investing activities
Property and equipment additions	(114)	(11)
Business acquired	(5)	—
Investment in Orbitz Worldwide	(50)	—
Other	5	—

Net cash used in investing activities	(164)	(11)

Financing activities
Principal repayments	(8)	(5)
Proceeds from new borrowings	100	—
Payments on settlement of derivative contracts	(7)	—
Net share settlement for equity-based compensation	—	(7)
Distribution to a parent company	—	(42)

Net cash provided by (used in) financing activities	85	(54)

Effect of changes in exchange rates on cash and cash equivalents	(4)	(3)

Net decrease in cash and cash equivalents	(110)	(77)
Cash and cash equivalents at beginning of period	217	345

Cash and cash equivalents at end of period	107	268

Supplementary disclosures
Interest payments	90	90
Income tax payments, net	12	13

TRAVELPORT LIMITED
NON-GAAP MEASURES
(in $ millions and unaudited)

	Three Months Ended March 31, 2010
			Reconciling
			Item:
			Corporate and
			Unallocated
Reconciliation of Adjusted EBITDA to Operating Income	GDS	GTA	Costs	Total
Adjusted EBITDA	153	(3)	(11)	139
Less adjustments
Separation from Cendant and related	1	—	—	1
Non-recurring items related to acquisitions and corporate transactions	1	(1)	18	18
Restructure and related	—	—	1	1
Other	—	—	1	1

Total	2	(1)	20	21

EBITDA	151	(2)	(31)	118
Less:
Depreciation and amortization				(58)

Operating income				60

	Three Months Ended March 31, 2009
			Reconciling
			Item:
			Corporate and
			Unallocated
Reconciliation of Adjusted EBITDA to Operating Income	GDS	GTA	Costs	Total
Adjusted EBITDA	161	(10)	(15)	136
Less adjustments
Separation from Cendant and related	1	—	3	4
Non-recurring items related to acquisitions and corporate transactions	5	(1)	2	6
Restructure and related	2	2	2	6
Other	1	—	—	1

Total	9	1	7	17

EBITDA	152	(11)	(22)	119
Less:
Depreciation and amortization				(62)

Operating income				57

TRAVELPORT LIMITED
NON-GAAP MEASURES (Continued)
(in $ millions and unaudited)

	Three Months	Three Months
Reconciliation of Adjusted EBITDA to Net Cash Used	Ended	Ended
in Operating Activities and Unlevered Free Cash Flow	March 31, 2010	March 31, 2009
GDS segment adjusted EBITDA	153	161
GTA segment adjusted EBITDA	(3)	(10)
Reconciling item: Corporate and Unallocated costs	(11)	(15)

Adjusted EBITDA	139	136
Less:

Cash interest payments	(90)	(90)
Tax payments	(12)	(13)
Changes in working capital	(47)	(17)
FASA liability payments	(5)	(8)
Other non-cash and adjusting items	(12)	(17)

Net cash used in operations	(27)	(9)

Add cash interest payments	90	90

Less capital expenditures	(114)	(11)

Unlevered free cash flow	(51)	70

Adjusted EBITDA is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. We believe this measure provides management with a more complete understanding of the underlying results and trends and an enhanced overall understanding of our financial liquidity and prospects for the future. Adjusted EBITDA is the primary metric for; measuring our business results, forecasting and determining future capital investment allocations and is used by the Board of Directors to determine incentive compensation. Capital expenditures, which impact depreciation and amortization, interest expense and income tax expense, are reviewed separately by management. Adjusted EBITDA is disclosed so that investors have the same tools available to management when evaluating the results of Travelport. The Adjusted EBITDA measure is a defined term within our credit agreement and bond indentures. Adjusted EBITDA is defined as EBITDA adjusted to exclude the impact of purchase accounting, impairment of goodwill and intangibles assets, expenses incurred in conjunction with Travelport’s separation from Cendant, expenses incurred to acquire and integrate Travelport’s portfolio of businesses, costs associated with Travelport’s restructuring efforts and development of a global on-line travel platform, non-cash equity-based compensation, and other adjustments made to exclude expenses management views as outside the normal course of operations. Adjusted EBITDA is a critical measure as it is required to calculate our key financial ratio under our credit agreement covenants. This ratio compares our Adjusted EBITDA on a full-year basis, including the impact of cost savings and synergies, to our consolidated net debt and is known as our Leverage Ratio. We are currently in compliance with our Leverage Ratio. A breach of this covenant could result in a default under the senior secured credit agreement and the indentures governing our notes.
Unlevered free cash flow is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. Unlevered free cash flow is defined as net cash provided by (used in) operations adjusted to exclude cash interest payments and include capital expenditures, all of which are GAAP measures included within our Statement of Cash Flows. We believe unlevered free cash flow provides management and investors with a more complete understanding of the underlying liquidity of the core operating businesses and our ability to meet its current and future financing and investing needs.

TRAVELPORT LIMITED
Operating Statistics
(unaudited)

	Three Months Ended March 31, 2010
	2010	2009	Change	% Change
GDS (segments in millions)
Americas segments	46.9	44.3	2.6	6%
International Segments
Europe	24.2	22.8	1.4	6%
Middle East and Africa	10.5	11.2	(0.7)	(6)%
Asia Pacific	14.2	12.1	2.1	17%

Total Segments	95.8	90.4	5.4	6%

GTA (TTV in millions)
Total Transaction Value	$326	$274	$52	19%